Contact:	Mike Murphy
Chief Financial Officer
(256) 747-9800

CAVALIER REPORTS PROFITS FOR THE QUARTER
AND THE YEAR ENDED DECEMBER 31, 2008

Addison, Ala. (February 12, 2009) – Cavalier Homes, Inc. (NYSE Alternext US: CAV) today announced profitable financial results for the fourth quarter and year ended December 31, 2008.

Net income for the fourth quarter of 2008 was $2,161,000 or $0.12 per basic and diluted share compared with a net loss of $1,017,000 or $0.06 per basic and diluted share in the same quarter last year.  For the year, net income was $3,349,000 or $0.18 per basic and diluted share compared with a net loss of $8,519,000 or $0.46 per basic and diluted share for 2007.

Net sales for the fourth quarter of 2008 fell 48% to $27,046,000 from $52,241,000 for the fourth quarter of 2007.  Net sales in the prior-year quarter included $10,368,000 for the shipment of 213 homes under contracts with the Mississippi Emergency Management Agency (MEMA).  For the full year, net sales decreased 21% to $164,405,000 in 2008 compared with $206,884,000 in 2007.  Net sales to MEMA totaled $13,905,000 and $17,146,000 for 2008 and 2007, respectively.

Commenting on the results, Bobby Tesney, President and Chief Executive Officer, said, "We are very pleased to report net income for the fourth quarter of 2008 and the full year in the face of challenging times.  During the quarter, we maintained our focus on right-sizing our company to match sales levels, which resulted in lower selling, general and administrative expenses and improved gross margins.  As we begin 2009, Cavalier expects the difficult sales environment to continue as a result of the current economic problems the nation is experiencing."

Gross profit for the fourth quarter declined 3% to $6,835,000 compared with the year-earlier period.  For the full year, gross profit increased 20% to $29,898,000 compared with 2007.  The combined impact of unit price increases to offset rising material costs, increased manufacturing labor efficiencies, and the effect of cost-reduction initiatives resulted in the overall increase in gross profit.  Retrospective workers' compensation insurance credits totaling $550,000 and $398,000 increased gross profit in the fourth quarter of 2008 and 2007, respectively.

Selling, general and administrative expenses totaled $4,823,000 in the fourth quarter of 2008, a decrease of $3,412,000 from the same quarter last year. For 2008, selling, general and administrative expenses declined $7,692,000 to $26,992,000 compared with 2007.  These declines resulted from workforce reductions over the past year, including the impact from the closure of two manufacturing lines in the last quarter of 2007, and the effect of other cost-control measures, particularly during the last two quarters of 2008.  Retrospective general liability insurance credits totaling $403,000 and $287,000 in the fourth quarter of 2008 and 2007, respectively, reduced selling, general and administrative expenses.

Commenting on the availability of credit for manufactured housing, Tesney noted that floor plan lending for dealers has tightened considerably in the past few months as a result of modifications or termination of programs by the three national floor plan lenders.  Beginning in 2009, Cavalier expects to use some of its available cash to advance funds for floor plan programs or provide other specific forms of inventory financing, as necessary.

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CAV Reports Year-end 2008 Results

February 12, 2009

As recently announced, Cavalier has agreed to sell its financial services subsidiary in a transaction scheduled to close on or before March 1, 2009, subject to certain closing conditions.  The operating results for this subsidiary are reflected as discontinued operations.

Commenting on the Company's financial position, Mike Murphy, Cavalier's Chief Financial Officer, said, "Cavalier ended the fourth quarter with cash totaling $31,198,000, up from $22,043,000 at the same time last year, which reflects our efforts to improve liquidity and operating results."  He noted that inventory declined $5,184,000 during the year to $15,353,000 at the end of 2008.  Accounts receivable declined $3,262,000 from a year ago, reflecting the collection of MEMA receivables outstanding last year and lower sales in 2008.  Cavalier purchased 831,200 shares of treasury stock in December 2008 at a total cost of $931,000.

Cavalier Homes, Inc. and its subsidiaries produce and sell manufactured housing. The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products.

A public, listen-only simulcast of Cavalier Homes' fourth quarter conference call will begin at 9:30 a.m. Eastern Time tomorrow (February 13, 2009) and may be accessed via the Company's web site, www.cavhomesinc.com, or at www.viavid.com.  Investors are invited to access the simulcast at least 10 minutes before the start time in order to complete a brief registration form.  A replay of this call will be available shortly after the call using this same link and will continue until March 13, 2009.

With the exception of historical information, the statements made in this press release, including those containing the words "expects," "anticipates," "thinks" and "believes," and words of similar import, and those relating to industry trends and conditions, Cavalier's expectations for its results of operations during the most recent fiscal quarter and in future periods, acceptance of Cavalier's new product initiatives and the effect of these and other steps taken in the last several years on Cavalier's future sales and earnings, the use of Cavalier's cash to fund inventory financing programs, and Cavalier's plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier's products; inherent risks in the market place associated with new products and new product lines; the impact to Cavalier and the industry from changes in lending programs or the termination of lending programs by national lenders, and other risk factors listed from time to time in Cavalier's reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 2007, under the heading "Item 1. Business-Risk Factors," and its Quarterly Report on Form 10-Q for the period ended September 27, 2008, under the heading "Safe Harbor Statement under the Private Litigation Reform Act of 1995," as filed with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.

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CAV Reports Year-end 2008 Results

February 12, 2009

Cavalier Homes, Inc.
Data Sheet – Unaudited
(in thousands, except per share amounts)

	Fourth Quarter Ended		Year Ended
STATEMENT OF OPERATIONS SUMMARY	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Revenue	$27,046	$52,241	$164,405	$206,884
Cost of sales	20,211	45,172	134,507	181,920
Gross profit	6,835	7,069	29,898	24,964

Selling, general and administrative	4,823	8,235	26,992	34,684
Restructuring and impairment charges	--	108	--	267
Operating income (loss)	2,012	(1,274)	2,906	(9,987)

Other income (expense):
Interest expense	(123)	(224)	(488)	(672)
Other, net	142	114	501	314
	19	(110)	13	(358)
Income (loss) from continuing operations before income taxes and equity in earnings (losses) of equity-method investees	2,031	(1,384)	2,919	(10,345)
Income tax benefit	(43)	(4)	(61)	(221)
Equity in earnings (losses) of equity-method investees	(18)	204	96	971
Income (loss) from continuing operations	2,056	(1,176)	3,076	(9,153)
Income from discontinued operations, net of income taxes	105	159	273	634
Net income (loss)	$2,161	$(1,017)	$3,349	$(8,519)

Basic and diluted net income (loss) per share:
Income (loss) from continuing operations	$0.11	$(0.07)	$0.17	$(0.50)
Income from discontinued operations	0.01	0.01	0.01	0.04
	$0.12	$(0.06)	$0.18	$(0.46)

Weighted average shares outstanding:
Basic	18,171	18,383	18,342	18,378
Diluted	18,171	18,383	18,353	18,378

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CAV Reports Year-end 2008 Results

February 12, 2009

Cavalier Homes, Inc.
Data Sheet – Unaudited (Continued)
(dollars in thousands)

	Fourth Quarter Ended		Year Ended
OPERATING DATA SUMMARY	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Floor shipments:
HUD-Code	1,052	1,702	6,076	7,378
Modular	44	200	253	729
Total floor shipments	1,096	1,902	6,329	8,107

Home shipments:
Single-section	230	395	1,566	1,460
Multi-section	431	744	2,372	3,300
Wholesale home shipments	661	1,139	3,938	4,760
Shipments to company-owned retail locations	(6)	(7)	(21)	(43)
MEMA shipments (all single-section)	--	(213)	(292)	(358)
Shipments to independent retailers	655	919	3,625	4,359
Retail home shipments	6	9	22	45
Home shipments other than to MEMA	661	928	3,647	4,404

Capital expenditures	$32	$12	$380	$2,177
Home manufacturing facilities – operating	5	5	5	5
Independent exclusive dealer locations	50	62	50	62
Average home net wholesale prices (excludes MEMA)	$40,500	$43,900	$40,400	$41,700

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CAV Reports Year-end 2008 Results

February 12, 2009

Cavalier Homes, Inc.
Data Sheet – Unaudited (Continued)
(in thousands, except ratios and per share amounts)

	December 31, 2008	December 31, 2007
BALANCE SHEET SUMMARY
Cash and cash equivalents	$31,198	$22,043
Accounts receivable, less allowance for losses	2,946	6,208
Notes and installment contracts receivable, net	1,406	5,761
Inventories	15,353	20,537
Other current assets	744	3,681
Total current assets	51,647	58,230
Property, plant and equipment, net	25,695	27,824
Other assets	3,453	5,323
Total assets	$80,795	$91,377

Current portion of long-term debt and capital lease obligation	$707	$834
Notes payable	253	510
Accounts payable	2,663	4,720
Amounts payable under dealer incentive programs	2,778	3,619
Estimated warranties	10,100	11,720
Other current liabilities	10,484	16,065
Total current liabilities	26,985	37,468
Long-term debt and capital lease obligation, less current portion	959	3,678
Other long-term liabilities	255	247
Stockholders' equity	52,596	49,984
Total liabilities and stockholders' equity	$80,795	$91,377

OTHER INFORMATION
Working capital	$24,662	$20,762
Current ratio	1.9 to 1	1.6 to 1
Ratio of long-term debt to equity	0.02 to 1	0.07 to 1
CIS installment loan portfolio	$3,543	$9,844
Number of shares outstanding	17,598	18,430
Stockholders' equity per share	$2.99	$2.71

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